UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 22, 2008

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800
(Address of Principal Executive Offices)
(602) 266-6700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On September 22, 2008, Zila, Inc. (the “Company”) received a letter from Nasdaq’s Listing Qualifications Department informing the Company that it is subject to delisting based upon the Company’s failure to comply with Marketplace Rules 4450(a)(5) and 4350.
     In accordance with Marketplace Rule 4450(e)(2), the Company was given until September 16, 2008 to achieve a closing bid price of the Company’s common stock of $1.00 per share or more for a minimum of 10 consecutive business days. The Company effectuated a 1 for 7 reverse stock split, which took effect on September 17, 2008. As of the close of trading today, the closing bid price of the Company’s common stock has been above $1.00 per share for eight consecutive days. If the closing bid price of the Company’s common stock is above $1.00 per share for the next two business days, the Company will regain compliance with Marketplace Rule 4450(a)(5).
     Consistent with Marketplace Rule 4350(d)(4), the Company has until the earlier of its next annual shareholders’ meeting or December 17, 2008 to name a third director as a member of the Audit Committee so that the Company regains compliance with the requirements of Marketplace Rule 4350. The Company expects to fill the Audit Committee vacancy within the timeframe required by the Nasdaq Marketplace Rules.
     The Company has until September 29, 2008 to appeal the Nasdaq determination and request a hearing before the Listing Qualifications Panel. The Company plans to file its appeal in a timely manner. Pending resolution of the Company’s appeal, its common stock will continue to be traded on The Nasdaq Global Market.
     On September 26, 2008, the Company issued a press release announcing its receipt of the September 22, 2008 letter. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 26, 2008, and entitled “Zila Receives Nasdaq Notice Letter”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DATED: September 26, 2008

ZILA, INC.

/s/ Gary V. Klinefelter

By:	Gary V. Klinefelter
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 26, 2008, and entitled “Zila Receives Nasdaq Notice Letter”